Exhibit 10.24

FIBROBIOLOGICS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective from March 1, 2024 (the “Effective Date”) by and among FIBROBIOLOGICS, INC. (the “Company”) and Ruben Garcia (“GC”). The Company and GC are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party”.

RECITALS

The Company desires to employ GC, and GC is willing to accept such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

1.1 Title. Effective as of the Effective Date, GC’s position shall be General Counsel of the Company, subject to the terms and conditions set forth in this Agreement.

1.2 Term. The term of GC’s employment under this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3 Duties. GC shall carry out and perform all services, acts and actions necessary or advisable to manage and conduct the business of the Company that are normally associated with the position of General Counsel of a business enterprise comparable to the Company. GC shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”).

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Board of Directors of the Company (the “Board”), or any designated committee thereof. In the event that the terms of this Agreement differ from, or are in conflict with, the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.5 Location. Unless the Parties otherwise agree in writing, during the Term GC shall perform the services GC is required to perform pursuant to this Agreement at the Company’s offices in Houston, Texas, provided, however, that the Company may from time to time require GC to travel temporarily to other locations in connection with the Company’s business.

2. LOYALTY; NONCOMPETITION; NONSOLICITATION.

2.1 Loyalty. During GC’s employment with the Company, GC shall devote GC’s full business energies, interest, abilities, and productive time to the proper and efficient performance of GC’s duties under this Agreement.

2.2 Agreement not to Participate in Company’s Competitors’ Businesses. During GC’s employment with the Company, GC agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by GC to be adverse or antagonistic to the Company, any of its Affiliates (as defined below), their businesses or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by GC, in professionally managed funds over which GC does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or comparable individuals of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.3 Covenant not to Compete. During GC’s employment with the Company, GC shall not engage in competition with the Company and/or any of its Affiliates in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, in any phase of the business of developing, manufacturing and marketing of products or services that directly compete with the products or services of the Company, except with the prior written consent of the Board.

2.4 Nonsolicitation Covenant. During the Term and for the one (1) year period immediately following the end of the Term, GC will not personally or through others recruit, solicit or induce any employee or consultant of the Company or its Affiliates to terminate his or her employment with, or service to, the Company or an Affiliate.

3. COMPENSATION OF GC.

3.1 Base Salary. The Company shall pay GC a base salary at the annualized rate of $325,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic installments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. A signing bonus of $15,000 will be paid upon, or shortly thereafter, the agreed “start date” of GC’s employment.

3.2 Discretionary Bonus. At the sole discretion of the Board and Chief Executive Officer, promptly following each calendar year of employment during the Term GC shall be eligible to receive a discretionary cash bonus of up to 35% of GC’s then-current Base Salary (the “Bonus”), based on GC’s achievement of certain performance goals (“Performance Goals”) to be established by the Chief Executive Officer in writing in a manner reasonably consistent with the Company’s priorities. The determination of whether GC has met the Performance Goals for any given year, and if so, the amount of any Bonus that will be paid for such year (if any), shall be determined by the Board and Chief Executive Officer in their sole and absolute discretion. In order to be eligible to earn or receive any Bonus, GC must remain employed by the Company through and including the date of payment of such Bonus. For the first calendar year of GC’s employment with Company, the Bonus payable shall be pro-rated in accordance with the percentage of the calendar year that the GC is employed by the Company.

3.3 Relocation. GC agrees to relocate to the Houston area, unless otherwise approved on a month-by-month basis by the Chief Executive Officer. The Company will provide GC with $3,500 per month in temporary housing expense for a period of four months. Upon the relocation of the GC’s household to the Houston area, the Company will reimburse GC for actual and reasonable relocation expenses directly associated with the relocation up to an additional $30,000, to include airfare for up to two trips to Houston including spouse. The Chief Executive Officer will have discretion on what expenses are included within this allowance. GC must remain employed by the Company through and including the date of payment of any such amounts payable under this Section 3.3, and all such payments will be subject to any necessary payroll deductions and all required withholdings for federal and other applicable tax purposes. GC will be responsible for all taxes imposed upon GC as a result of the Company’s reimbursement of expenses described in this Section.

3.4 Stock Option. As soon as practicable following the Effective Date, GC will be granted an option to purchase up to 180,000 shares of the Company’s Common Stock (the “Base Option”) pursuant to the terms of the Company’s Equity Incentive Plan, as amended from time to time (the “Plan”). The Base Option shall be subject to vesting such that, subject to GC’s continued employment with the Company, 1/4 of the shares subject to the Base Option shall vest as of the first anniversary of the Effective Date and 1/48th of the shares subject to the Base Option shall vest in equal monthly installments on the monthly anniversary of the Effective Date of each month for the 36 months thereafter. The exercise price per share of the Base Option will be equal to the fair market value of a single share of Common Stock on the date the Base Option is granted, as determined under the terms of the Plan in good faith by the Board. The Base Option will be governed by the Plan and shall be granted pursuant to a separate stock option grant notice and stock option agreement. The Compensation Committee of the Board will review executive compensation annually which includes Base Salary, bonus and equity compensation.

3.5 Expense Reimbursements. The Company will reimburse GC for all reasonable business expenses GC incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies; provided that GC supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by GC.

3.6 Changes to Compensation. GC’s compensation will be reviewed annually and may be changed from time to time in the Board’s sole discretion.

3.7 Employment Taxes. All of GC’s compensation shall be subject to customary withholding taxes and any other employment taxes as are required to be collected or withheld by the Company.

3.8 Benefits. GC shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees.

3.9 Holidays and Vacation. GC shall be eligible for paid holiday and vacation time in accordance with Company policy as in effect from time to time.

4. TERMINATION.

4.1 Termination by the Company. GC’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1 Termination by the Company for Cause. The Company may terminate GC’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to GC. Any notice of termination given pursuant to this section shall affect such termination as of the date of the notice, or as of such other date specified in the notice.

4.1.2 Termination by the Company without Cause. The Company may terminate GC’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date GC is so informed, or as otherwise specified by the Company.

4.2 Termination by GC. GC may terminate his employment with the Company at any time and for any reason, or for no reason, upon thirty (30) days written notice to the Company.

4.3 Termination for Death or Disability. GC’s employment with the Company shall automatically terminate effective upon the date of GC’s death or Disability (as defined in the Plan).

4.4 Termination by Mutual Agreement of the Parties. GC’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall be effective as of the date and have the consequences specified in such agreement.

4.5 Compensation upon Termination.

4.5.1 Death or Disability. If GC’s employment is terminated by death or Disability, the Company shall pay to GC, or in the case of GC’s death to GC’s surviving spouse or estate as determined by the Company, GC’s accrued and unpaid portion of the Base Salary, and accrued and unused vacation benefits, earned through the date of termination, at the rate in effect at the time of termination, less required deductions and withholdings. The Company shall thereafter have no further obligations to GC and/or GC’s estate or heirs under this Agreement.

4.5.2 Termination For Cause. If the Company terminates GC’s employment for Cause, then the Company shall pay GC’s accrued and unpaid portion of the Base Salary, and accrued and unused vacation benefits, earned through the date of termination, at the rate in effect at the time of termination, less required deductions and withholdings. The Company shall thereafter have no further obligations to GC under this Agreement.

4.5.3 Termination by Company Without Cause or by GC for Good Reason Not In Connection with a Change in Control. If the Company terminates GC’s employment without Cause or if GC resigns his employment for Good Reason, in either case at any time other than upon the occurrence of, or within the 13 months immediately following, the effective date of a Change in Control, the Company shall pay GC’s accrued and unpaid portion of the Base Salary, and accrued and unused vacation benefits, earned through the date of termination, at the rate in effect at the time of termination, less required deductions and withholdings. Provided that GC has permanently relocated his household to the Houston area prior to such date of termination or resignation, then in addition to the above, if GC furnishes to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company) (the “Release”) within the time period specified therein, but in no event later than 45 days following the date GC’s employment terminates, and if GC allows such Release to become effective in accordance with its terms and does not revoke such Release, then (i) GC shall be entitled to severance payable by the Company in an amount equal to one-twelfth of the amount of the Base Salary in effect at the time of termination or, if applicable, immediately prior to the event giving rise to the Good Reason (the “Severance Payments”), for a period of nine (9) months following the termination date (the “Severance Period”), and (ii) the Company will reimburse GC for the monthly premium GC timely pays during the Severance Period or until he obtains new employment, whichever comes first, for COBRA continuation coverage timely elected by GC for GC and GC’s family (the “COBRA Coverage”). The Severance Payments will be subject to required payroll deductions and withholdings and will be made in installments and paid during a month on the Company’s regular payroll cycle as if installments were payments of the Base Salary, provided, however, that those Severance Payments otherwise scheduled to be made prior to the date the Release becomes non-revocable by GC shall accrue and be paid in the first payroll period that follows such date. The Company will reimburse GC for a COBRA Coverage premium payment within 30 days after the date GC timely makes such premium payment provided that GC provides the Company proof of such payment at the time GC makes the payment. The Company shall thereafter have no further obligations to GC under this Agreement. For purposes of this Agreement, the term “Change in Control” has the meaning set forth in the Plan. If the Release is found to be unenforceable by a court of competent jurisdiction or an arbitrator in connection with any action involving GC, then GC shall forfeit his right to any additional Severance Payments and COBRA Coverage under this Agreement after such determination is made and GC shall repay to the Company the entire amount of the Severance Payments and the value of the COBRA Coverage benefits previously paid and/or received by him or such lesser amount as determined by the Company.

4.5.4 Termination by Company Without Cause or by GC for Good Reason In Connection with a Change in Control. If the Company terminates GC’s employment without Cause or if GC resigns his employment for Good Reason, in either case upon the occurrence of, or within the 3 months prior or 13 months immediately following, the effective date of a Change in Control, the Company shall pay GC’s accrued and unpaid portion of the Base Salary, and accrued and unused vacation benefits, earned through the date of termination, at the rate in effect at the time of termination, less required deductions and withholdings. Provided that GC has permanently relocated his household to the Houston area prior to such date of termination or resignation, then in addition, if GC furnishes to the Company an executed Release within the time period specified therein, but in no event later than 45 days following the date GC’s employment terminates, and if GC allows such Release to become effective in accordance with its terms and does not revoke such Release, then GC shall be entitled to: (1) the Severance Payments and COBRA Coverage on the same basis described in Section 4.5.3 above and (2) accelerated vesting of any unvested portion of the Base Option such that GC shall become vested in 100% of the shares subject to such Base Option on the date the Release becomes non-revocable by GC. The Company shall thereafter have no further obligations to GC under this Agreement.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 “Cause” shall mean the occurrence of any one or more of the following: (i) GC’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) GC’s attempted commission of or participation in a fraud or act of dishonesty against the Company or its Affiliates that results in (or might have reasonably resulted in) harm to the business of the Company or its Affiliates; (iii) GC’s intentional, material violation of any contract or agreement between GC and the Company or any statutory duty GC owes to the Company; or (iv) GC’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) harm to the business of the Company or its Affiliates; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided GC with written notice thereof and thirty (30) days to cure, or otherwise remedy to the extent possible under direct control of the GC, the same. An occurrence of “Cause” as set forth in the preceding sentence shall be based upon a good faith determination by the Board. GC’s Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be by the Board in its sole and exclusive judgment and discretion.

4.6.2 “Good Reason” shall mean any of the following actions: (i) the assignment to GC of any duties or responsibilities that results in a material diminution in GC’s function (for Section 4.5.4, as in effect immediately prior to the effective date of the Change in Control); provided, however, that a change in GC’s title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company in GC’s annual Base Salary (for Section 4.5.4, as in effect on the effective date of the Change in Control); provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in GC’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees and/or executives of the Company and that does not adversely affect GC to a greater extent than other similarly situated employees and/or executives; or (iii) a relocation of GC’s primary business office to a location more than 50 miles from the location of GC’s primary business office provided in Section 1.5 and which increases the GC’s commute (for Section 4.5.4, as of the effective date of the Change in Control), except for required travel by GC on the Company’s business to an extent substantially consistent with GC’s business travel obligations; provided, that GC may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the date of the initial existence of the condition that GC believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and allowing the Company a reasonable cure period of not less than thirty (30) days and not more than ninety (90) days following the date of such notice, and if such acts or omissions constituting the grounds for Good Reason are not so timely cured GC must resign for Good Reason within the thirty (30) days immediately following the last day of the applicable cure period.

4.7 Parachute Payment. If any payment or benefit GC would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in GC’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for GC. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, GC agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined in accordance with clause (y) in the preceding paragraph, GC will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless GC and the Company agree on an alternative accounting or law firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to GC and the Company within 15 calendar days after the date on which GC’s right to a Payment is triggered (if requested at that time by GC or the Company) or such other time as requested by GC or the Company.

4.8 Application of Internal Revenue Code Section 409A. It is intended that the payments and benefits provided under Section 4 of this Agreement (the “Severance Benefits”) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulation §§1.409A-1(b)(4) (regarding short-term deferrals) and 1.409A-1(b)(9)(iii) (involuntary separation pay). Notwithstanding anything to the contrary set forth herein, any Severance Benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with GC’s termination of employment unless and until GC has also incurred a “separation from service” (as such term is defined in Treasury Regulation §1.409A-1(h) (“Separation From Service”)), unless the Company reasonably determines that such amounts may be provided to GC without causing GC to incur the additional taxes and/or interest under Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits, or any portion thereof, constitute “deferred compensation” under Section 409A and GC is, on the date of his Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after GC’s Separation From Service, or (ii) the date of GC’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to GC a lump sum amount equal to the sum of the Severance Benefit payments that GC would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in this Agreement.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation §1.409A-2(b)(2)(i).

Notwithstanding anything to the contrary set forth herein, GC shall receive the Severance Benefits described above, if and only if GC duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following the date of his Separation From Service, the Release and permits the Release to become effective and non-revocable in accordance with its terms. Notwithstanding any other payment schedule or other provision set forth in this Agreement, none of the Severance Benefits will be paid or otherwise provided to GC prior to the date the Release is effective and non-revocable. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding provisions, on the first regular payroll pay day following the date the Release is effective and non-revocable, the Company will pay GC the Severance Benefits GC would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to any required payroll taxes and deductions.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION. GC has already executed, as a condition of GC’s employment with the Company, the Company’s standard form of Proprietary Information and Inventions Agreement (the “PIIA”). The PIIA remains in full force and effect.

5.1. INTELLECTUAL PROPERTY RIGHTS.

5.1.1. GC agrees that any and all ideas, inventions, technologies, discoveries, improvements, know-how and techniques that the GC conceives, reduces to practice or develops during the term of his employment with the Company, alone or in conjunction with others, as a result of performing services for the Company under this Agreement (collectively, the “Inventions”) shall be the sole and exclusive property of the Company.

5.1.2. GC hereby assigns to the Company his entire right, title, and interest in and to all Inventions. Upon Company’s reasonable request and at Company’s expense, GC will perform other activities necessary to affect the intent of this Section 5.1

5.1.3. GC further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.

5.1.4. GC agrees to submit to the Company any proposed publication that contains Proprietary Information, Inventions or work performed by GC for the Company hereunder. GC further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of GC and GC’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of GC’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by GC. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7. NOTICES. All notices or demands of any kind required or permitted to be given by the Company or GC under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:
FibroBiologics, Inc. PO Box 891146 Houston, Texas 77059 Attention: Chief Executive Officer Fax Number: _____________
If to GC:
Ruben Garcia

____________________________
Fax Number: _____________

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three days after its deposit in the United States mail as specified above, or if the written notice is sent by fax upon confirmation of receipt. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas without regard to its conflict of laws principles.

9. INTEGRATION. This Agreement, including Exhibit A, and the documents referenced herein, including the PIIA and the Plan, contain the complete, final and exclusive agreement of the Parties relating to the terms and conditions of GC’s employment and the termination of GC’s employment, and supersedes any and all prior and/or contemporaneous oral and written employment agreements or arrangements between the Parties.

10. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by GC and by an officer of the Company other than GC.

11. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY. The finding by a court of competent jurisdiction or arbitrator of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court or arbitrator shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13. INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but GC has been encouraged to consult with, and has consulted with, GC’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES. GC represents and warrants that GC is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that GC’s execution and performance of this Agreement will not violate or breach any other agreements between GC and any other person or entity.

15. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16. ARBITRATION. To ensure the rapid and economical resolution of disputes that may arise in connection with GC’s employment with the Company, GC and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to GC’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to both the substantive and procedural provisions of the Federal Arbitration Act in Houston, Texas conducted by the Judicial Arbitration and Mediation Services/Endispute, LLC (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, GC and the Company hereby waive any right to a jury trial. Both GC and the Company shall be entitled to all rights and remedies that either GC or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either GC or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, GC and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by court action instead of arbitration.

17. TRADE SECRETS OF OTHERS. It is the understanding of both the Company and GC that GC shall not divulge to the Company and/or its subsidiaries or other Affiliates any confidential information or trade secrets belonging to others, including GC’s former employers, nor shall the Company and/or its Affiliates seek to elicit from GC any such information. Consistent with the foregoing, GC shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18. ADVERTISING WAIVER. GC agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which GC’s name and/or pictures of GC taken in the course of GC’s provision of services to the Company appear. GC hereby waives and releases any claim or right GC may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates below.

FIBROBIOLOGICS, INC.

By:	/s/ Pete O’Heeron
Its:	President and CEO

Dated:	February 29, 2024

GC:

/s/ Ruben Garcia
Ruben Garcia

Dated:	February 29, 2024

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED AFTER TERMINATION OF EMPLOYMENT

In consideration of the payments and other benefits described in my Employment Agreement effective March 1, 2024 (the “Employment Agreement”), with FIBROBIOLOGICS, INC. (the “Company”), I, Ruben Garcia, hereby furnish the Company with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Company under Section 4.5 of the Employment Agreement that I am not otherwise entitled to receive, I hereby and forever completely release, waive and discharge the Company and all of its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from and against any and all claims, demands, damages, causes of action, liabilities and obligations, both known and unknown, if any, of every type and character, whether at law, in equity, or administrative, that I may have, do have, or hereafter acquire, against any of the Released Parties that arise out of, or are in any way related to, events, acts, conduct, or omissions occurring prior to the time that I sign this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of oral or written, express or implied, contract, including claims under any employment agreement or offer letter, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Texas Labor Code, and the Texas Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to the charter or bylaws of the Company or under applicable law; (b) any rights or claims to unemployment compensation or any pending workers’ compensation claim (however I acknowledge that I have no unfiled workers’ compensation claim or unreported injury), any vested rights to benefits that I have under any benefit plan of the Company whether or not governed by the Employee Retirement Income Security Act of 1974, as amended, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) the rights to the Severance Payments and COBRA Coverage as provided under the terms of the Employment Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. To the extent any claim is not waivable by law, I assign any such claims to the Company and understand and acknowledge that the Company has no obligation to pursue such claims.

This Release and Waiver is intended to be as broad as permissible under applicable law

I agree not to file a lawsuit to assert any such released claims and I agree not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity or governmental agency.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) if I am age 40 or older at the time of execution of this release, I have at least 21 days (and may have 45 days) from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); and (d) if I am age 40 or older at the time of execution of this release, I have seven days following the execution of this Release and Waiver to revoke my execution of this Release and Waiver. Any notice of revocation should be sent by a method of delivery, which provides a receipt of delivery and should be addressed to the Company’s Chief Executive Officer at the principal business office of the Company.

I acknowledge that neither this Release and Waiver nor any other agreement or policy of the Company prevents me from providing information to or filing a report, charge, or complaint, including a challenge to the validity of Release and Waiver, with the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, Securities and Exchange Commission (“SEC”) or any other governmental agency, or from participating in any investigation or proceeding conducted by any governmental agency. This Release and Waiver does not impose any condition precedent (such as prior notice to the Company), any penalty, or any other restriction or limitation adversely affecting my rights regarding any governmental agency disclosure, report, claim, or investigation. I hereby waive any right to recover any monetary relief or other personal remedies in any governmental agency or other action brought against the Company on my behalf. However, this Release and Waiver does not limit or waive my right to receive an award for information provided under any SEC program.

I agree not to disparage the Company and its officers, directors, employees, shareholders and/or agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the Severance Payments and COBRA Coverage as provided under the terms of the Employment Agreement that I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

I acknowledge that I am not relying on any promise or representation by the Company that is not expressly stated herein or in the Employment Agreement.

I acknowledge that delivery of an executed signature page to this Release and Waiver by facsimile or in electronic (i.e., “pdf” or “tiff”) format shall be effective as delivery of an executed original of this Release and Waiver.

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS RELEASE AND WAIVER AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

Date:	By:
Ruben Garcia